UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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VERSANT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pursuant to discussions with Institutional Shareholders Services (“ISS”) regarding the 2005 Equity Incentive Plan (the “Plan”) of Versant Corporation (“Versant” or the “Company”), which is the subject of Proposal No. 3 in Versant’s Proxy Statement for its 2007 Annual Meeting of Shareholders to be held on April 23, 2007, Versant’s Board of Directors has amended certain provisions of the Plan relating to the repricing of stock options or other awards ranted under the Plan to provide that such repricing will require shareholder approval.  The amendments consist of the following:

•                  An amendment to Section 5.9 of the Plan to read as follows.

5.9        Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them only if and to the extent that such Repricing is permitted under the terms of Section 15 of this Plan; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

•                  An amendment to Section 15 of the Plan to read as follows:

15.          REPRICING PROHIBITED WITHOUT SHAREHOLDER APPROVAL.  A Repricing (as that term is defined in Section 23 of this Plan) is prohibited without prior shareholder approval.  Subject to compliance with the provisions of the immediately preceding sentence regarding a Repricing, the Committee may, at any time or from time to time:  (a) authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards or (b) buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.  The exercise of the authority provided in this Section 15 is circumscribed to the extent necessary to avoid the inadvertent application of the interest and additional tax provisions of Section 409A of the Code.

•                  An amendment to Section 23 of the Plan to add the following definition:

“Repricing” means any of the following or any other action that has the same purpose and effect:  (a) lowering the exercise price of an outstanding Option granted under this Plan after it is granted; (b) any other action affecting an outstanding Award granted under this Plan that is treated as a repricing under United States generally accepted accounting principles; (c) canceling an outstanding Award granted under this Plan at a time when its exercise or purchase price exceeds the then fair market value of the stock underlying such outstanding Award, in exchange for another Award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, consolidation, sale of substantially all the Company’s assets, acquisition, spin-off or other similar corporate transaction.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.